Exhibit 10.30

CAPACITY LEASE AGREEMENT

BETWEEN

ENOGEX INC.

AND

MIDCONTINENT EXPRESS PIPELINE LLC

THIS CAPACITY LEASE AGREEMENT (“Lease”) is made and entered into effective on the 11th day of December, 2006, by and between Enogex Inc. (“Enogex”), an Oklahoma corporation, and Midcontinent Express Pipeline LLC (“MEP”), a Delaware limited liability company. Enogex and MEP are sometimes referred to in this Lease individually as a “Party” or collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, MEP will be established as a new interstate natural gas pipeline company that will provide natural gas transmission services in interstate commerce, subject to regulation under the Natural Gas Act of 1938, as amended, 15 U.S.C. §§ 717 - 717w (2000) (the “NGA”); and

WHEREAS, Enogex owns and operates an intrastate natural gas transmission pipeline system in the state of Oklahoma (the “Enogex System”) that provides natural gas transmission services within the state of Oklahoma, and in interstate commerce under Section 311 of the Natural Gas Policy Act of 1978, as amended (the “NGPA”), 15 U.S.C. § 3371 (2000); and

WHEREAS, MEP intends that, subject to the receipt of all necessary regulatory authorizations, MEP will design, construct, own and operate certain interstate natural gas transmission facilities that will extend from a point of interconnection with the Enogex System in the vicinity of Bennington, Oklahoma to a point of interconnection with the Transcontinental Gas Pipe Line Corporation (“Transco”) system near Transco’s Station 85 in Choctaw County, Alabama (the “MEP System”); and

WHEREAS, MEP intends to request a certificate of public convenience and necessity from the Federal Energy Regulatory Commission (“the Commission” or “FERC”) pursuant to Section 7(c) of the NGA, 15 U.S.C. § 717f(c), authorizing the construction and operation of the MEP System, including its interconnection with the Enogex System in the vicinity of Bennington, Oklahoma; and

WHEREAS, MEP desires to obtain by lease from Enogex firm pipeline capacity in the Enogex System from (i) [Confidential information has been omitted and filed separately with the Securities and Exchange Commission.] (ii) Enogex’s West Pooling Point (“West Pool”); (iii) Enogex’s East Pooling Point (“East Pool”); and (iv) [Confidential information has been omitted and filed separately with the Securities and Exchange Commission.] all as more specifically described on Exhibit A hereto (collectively, the “Receipt Points”) to a proposed point of interconnection with the MEP System in the vicinity of Bennington, Oklahoma (the “Bennington Delivery Point”), and MEP intends to obtain from the Commission authorization under Section 7(c) of the NGA to include such leased pipeline capacity as a part of the MEP System; and

WHEREAS, Enogex is willing to lease to MEP such firm pipeline capacity in the Enogex System; and

WHEREAS, this Lease and the Parties’ performance of the obligations set forth herein are subject to FERC approval under the NGA.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained in this Lease, the receipt and sufficiency of which are hereby acknowledged, the Parties do covenant and agree as follows:

ARTICLE I

SCOPE OF LEASE

1.1           (a)         Leased Capacity and Lease Quantity. Subject to the receipt of the regulatory authorizations described in Article VI and the satisfaction or waiver of the conditions precedent set forth in Article VII, for the term of this Lease (as defined in Article III), Enogex hereby leases to MEP on a firm basis, and MEP hereby leases from Enogex on a firm basis, pipeline capacity in the Enogex System from the Receipt Points to the Bennington Delivery Point (the “Leased Capacity”) equal to (i) a minimum of 250,000 Dth of natural gas per day, up to a maximum of 500,000 Dth of natural gas per day, in each case with the constituent quantities to be sourced from specific Receipt Points in the quantities specified in Exhibit A; plus (ii) the capacity necessary for the receipt of applicable Enogex System Fuel Gas quantities as set forth in Section 4.2; plus (iii) the capacity necessary for the receipt and transportation of the quantities of fuel and lost and unaccounted for gas required to support transportation service on the MEP system downstream of the Bennington Delivery Point as nominated by MEP (“MEP Fuel”) (the quantities identified in items (i)-(iii) shall be collectively referred to as the “Lease Quantity”). Quantities of MEP Fuel shall in no event exceed 1.5% of the Lease Quantity, unless the Parties otherwise agree. The Leased Capacity shall include the firm Receipt Point capacity set forth on Exhibit A (as well as such additional capacity at the Receipt Points as is required to enable Enogex to receive applicable Enogex System Fuel Gas quantities), and up to a maximum of 500,000 Dth per day of capacity (plus MEP Fuel) at the Bennington Delivery Point. The Parties may agree at any time to change the Receipt Points, or (subject to Enogex’s determination that the requested incremental capacity is available as set forth herein) the quantity of capacity at any of the Receipt Points, by an appropriate amendment to Exhibit A. MEP shall notify Enogex of the results of its open season and, by no later than January 31, 2007, shall designate the total number of Dth per day of Receipt Point capacity (by Receipt Point, subject to the parameters specified in Exhibit A) plus Enogex System Fuel Gas plus MEP Fuel that MEP wishes to deliver into the Enogex System at the various Receipt Points for redelivery at the Bennington Delivery Point. During the period from January 31, 2007 to March 30, 2007, MEP may request that Enogex increase the Lease Quantity or the capacity to be delivered to Enogex at any of the Receipt Points specified on Exhibit A to quantities not greater than those specified on Exhibit A. To the extent that, in Enogex’s sole judgment, the requested incremental capacity remains available, Enogex will increase the Lease Quantity in accordance with MEP’s request, the Parties will amend Exhibit A accordingly and Enogex will make the Leased Capacity as so increased available to MEP under the terms of this Lease. Notwithstanding the foregoing, the Leased Capacity at the Bennington Delivery Point shall not be less than 250,000 Dth per day and shall not be greater than 500,000 Dth per day, plus Enogex System Fuel Gas and MEP Fuel. The quantity of Leased Capacity at the Bennington Delivery Point (less Enogex System Fuel Gas) shall constitute the Lease Quantity for purposes of determining the Monthly Lease Charges defined in Section 4.1 below until otherwise determined in accordance with this Lease or as may be agreed to by the Parties. Shippers making use of the Leased Capacity at the West Zone Receipt Points pursuant to MEP’s FERC Gas Tariff shall have access on any day to Enogex’s West Pool, in addition to the other Receipt Points identified on Exhibit A in the West Zone, provided, however, that the quantities received at the Receipt Points on any day may not exceed the maximum quantity of Leased Capacity at the Receipt Points and maximum aggregate zone quantities specified in Exhibit A.

(b)         Changes in Lease Quantity. At any time following MEP’s delivery of the notice described in Section 1.1(a) above, MEP may request that the Lease Quantity be increased by a specified amount of capacity, including related firm receipt and delivery point capacity, for a specified term. If the Parties mutually agree to the amount of increased capacity, the charge for such increased capacity and the term of such increase, the Lease Quantity may be increased up to a maximum of 800,000 Dth/d.

1.2           Use of Leased Capacity. MEP shall have the right to use the Leased Capacity on a firm basis, in accordance with the terms of the FERC authorizations referenced in Section 6.1 and subject to the terms and conditions of MEP’s FERC Gas Tariff, as if it were MEP’s own capacity; provided, however, that Enogex shall at all times have and maintain operational control of the facilities used to provide the Leased Capacity as specified in Sections 2.1 and 2.2 below. Subject to the terms and conditions of MEP’s FERC Gas Tariff and notwithstanding any provisions to the contrary pertaining to the availability of firm service in Enogex’s then-effective Statement of Operating Conditions applicable to NGPA Section 311 transportation service on file with the FERC, as it may be modified from time to time (the “SOC”), once the Leased Capacity has been determined, MEP will have the right to use the full amount of the Leased Quantity on a firm basis.

1.3           New Facilities. Enogex shall timely construct, own, operate, and maintain, at its sole cost and expense, such facilities as are necessary to provide the Leased Capacity to MEP, including without limitation all facilities which are necessary to connect the Enogex System to the insulating flange of the measurement facilities at the Bennington Delivery Point. Enogex shall use commercially reasonable efforts to complete the construction of such facilities so that they may be available for service on or before the commencement date of the Interim Lease Term as defined in Section 3.1 below. Notwithstanding the foregoing, MEP shall reimburse Enogex for all costs and expenses approved in advance by MEP, acting reasonably, which are directly related to the construction and installation by Enogex, but not the operation or maintenance, of those certain booster compressor facilities to be located on Enogex’s System at or near the [Confidential information has been omitted and filed separately with the Securities and Exchange Commission.] and to be owned by Enogex (the “Booster”). MEP agrees to acquire the compressor unit for the Booster, and in this connection, Enogex agrees to provide MEP with the necessary specifications for the Booster in writing on or before January 31, 2007. Enogex shall size and design the Booster to accommodate a suction pressure of 525 psig and to produce a discharge pressure of as much as 1100 psig. MEP shall timely construct, own, operate, and maintain, at its sole cost and expense, such facilities as are necessary to interconnect with and receive gas through the Leased Capacity from Enogex, including without limitation the measurement and interconnection facilities at and downstream of the insulating flange at the Bennington Delivery Point which are necessary to interconnect the MEP System with the Enogex System, and shall timely acquire the compressor unit for the Booster. MEP shall use commercially reasonable efforts to complete the construction of such facilities so that they may be available for service on or before the commencement date of the Interim Lease Term. MEP shall have no right, title, or interest in or to any portion of the Enogex System, except to the extent otherwise expressly set forth in this Lease. Except as expressly set forth in this Lease, MEP shall have no right to construct or cause to be constructed any modifications or additions to, or any expansion of, the Leased Capacity or the Enogex System. MEP expressly agrees that its rights to utilize the Leased Capacity are solely as set forth in this Lease and in accordance with any and all necessary regulatory authorizations regarding utilization of the Leased Capacity. Upon termination of this Lease or any reduction in the Lease Quantity, all of the Leased Capacity or any reduced quantity thereof, as applicable, shall revert to Enogex, subject to receipt by the Parties of any and all necessary regulatory authorizations.

1.4          Classification of Lease. The Parties agree that this Lease is intended to be classified as an operating lease agreement. To the extent that by law or regulation this Lease cannot be classified as an operating lease agreement, the Parties agree to negotiate in good faith to effect any such changes to this Lease as may be necessary to classify this Lease as an operating lease agreement. In the event that any provision of this Lease is found to be unlawful by a court or regulatory body having jurisdiction over one or more of the Parties or the Lease itself, the Parties agree to negotiate in good faith to effect the changes necessary for the Lease to be lawful while continuing to honor the original goals and objectives of the Parties to the maximum extent possible.

ARTICLE II

USE, OPERATION, AND MAINTENANCE OF LEASED CAPACITY

2.1           Operation of Leased Capacity. Subject to the terms and conditions of this Lease, Enogex at all times during the term of this Lease shall operate the Leased Capacity as necessary to enable MEP and its shippers to utilize the Leased Capacity as if it were MEP’s own capacity. Enogex shall be solely responsible for, and will have sole and exclusive control over, all aspects of the operation and maintenance of the facilities used to provide the Leased Capacity, and shall operate and maintain such facilities in accordance with this Lease, the SOC, sound and prudent natural gas pipeline industry practice, Enogex’s standard operating and maintenance policies, and the applicable requirements of federal, state, or other governmental agencies having jurisdiction. MEP shall have no right or duty to operate or maintain the Enogex facilities used to provide the Leased Capacity, or to supervise, direct or otherwise control in any manner the operation and maintenance of the Enogex System or the facilities providing the Leased Capacity. Prior to the commencement of the Interim Lease Term (as defined in Section 3.1), the Parties shall meet to establish operational guidelines, procedures and timeframes for scheduling gas receipts and deliveries and to the extent such mutually agreed upon guidelines, procedures and timeframes are not consistent with either the SOC or MEP’s FERC Gas Tariff, such mutually agreed upon guidelines, procedures and timeframes shall control. The Parties agree that each of them may install check measurement facilities at any Receipt Point or the Bennington Delivery Point. Matters respecting this Lease, including without limitation the day-to-day operation of the Enogex Facilities used to provide the Leased Capacity, shall be governed by the following documents in the following order: (1) this Lease and the mutually agreed upon guidelines, procedures and timeframes, (2) the SOC, and (3) MEP’s FERC Gas Tariff. Enogex shall give MEP thirty (30) days’ advance Notice of any changes to the SOC it intends to file with the FERC.

2.2          Coordination of Operations. The Parties agree to coordinate operation of the facilities providing the Leased Capacity and the MEP System facilities receiving gas from the Leased Capacity. Enogex shall not be obligated to receive quantities of gas in excess of the quantities scheduled by MEP or third parties designated by MEP at the Receipt Points or to deliver quantities in excess of the quantities scheduled by MEP at the Bennington Delivery Point, unless otherwise agreed by the Parties; provided, however, that in no event shall Enogex be obligated (i) to receive for the account of MEP quantities of gas in excess of the Lease Quantity, (ii) to receive at the Receipt Points natural gas that does not comply with the gas quality specifications set forth in the SOC, or (iii) to deliver to MEP at the Bennington Delivery Point quantities of gas in excess of the Lease Quantity. Nothing in this Lease shall be construed as requiring MEP to receive from Enogex at any time natural gas that does not meet the gas quality specifications set forth in the SOC. The Parties agree that all actions affecting this Lease shall be taken in good faith.

2.3           Imbalances. As of and at all times following the Commencement Date (as defined below), MEP and Enogex shall maintain in effect a mutually acceptable operational balancing agreement for the Bennington Delivery Point (the “OBA”), which such OBA shall govern the allocation and resolution of imbalances as between the Parties at the Bennington Delivery Point notwithstanding any contrary provision of the SOC; provided, however, that, in the event that the Parties fail for any reason to maintain such operational balancing agreement in effect, any operational imbalance occurring on any day will be corrected by allocating such gas quantities in accordance with MEP’s FERC Gas Tariff. Upon the termination of this Lease, any remaining operational imbalance attributable to this Lease shall be resolved pursuant to such effective OBA between the Parties; provided, however, that if no such OBA is in effect, then this provision of the Lease shall survive termination for the sole purpose of enabling the Parties to correct such operational imbalances. The Parties agree that, for so long as (i) the Receipt Points are restricted to pooling points, interconnections with gathering systems and interstate pipelines where operational balancing agreements are in effect and (ii) the Lease Quantity is being delivered at the Bennington Delivery Point, there will be no imbalance penalties applicable to the Lease Quantity. Provided that Enogex confirms nominations from MEP, Enogex agrees that no penalties, imbalance charges or other similar charges will be assessed against MEP or against MEP shippers on whose behalf gas is transported through the Leased Capacity.

2.4           Pressures. MEP shall deliver or shall have delivered on its behalf and Enogex shall receive on behalf of MEP at the Receipt Points all natural gas quantities tendered for transportation through the Leased Capacity in accordance with the provisions of Section 2.2 and Exhibit A at the line pressures existing in the Enogex System at the Receipt Points other than the [Confidential information has been omitted and filed separately with the Securities and Exchange Commission.]. Notwithstanding the line pressure prevailing in the Enogex System in the vicinity from time to time, Enogex shall be obligated to receive at [Confidential information has been omitted and filed separately with the Securities and Exchange Commission.] on a firm basis a quantity of gas up to the Receipt Quantity specified in Exhibit A for [Confidential information has been omitted and filed separately with the Securities and Exchange Commission.], plus a proportionate quantity of MEP Fuel and Enogex System Fuel Gas, provided that such gas is tendered at a pressure no lower than 525 psig, provided, however, that Enogex shall endeavor in the event gas is delivered at a pressure of not substantially less than 525 psig to receive as much gas [Confidential information has been omitted and filed separately with the Securities and Exchange Commission.] as can be delivered against the pressure then prevailing in the Enogex System at the point. In no event shall natural gas be delivered to Enogex at any Receipt Point at a pressure exceeding the Maximum Allowable Operating Pressure (“MAOP”) of the Enogex System. Enogex shall deliver to MEP at the Bennington Delivery Point quantities of natural gas which are thermally equivalent to those delivered to Enogex at the Receipt Points for transportation through the Leased Capacity, less Enogex System Fuel Gas, at pressures sufficient to enter MEP’s system against MEP’s prevailing line pressure, such pressure not to exceed 1250 psig, but in no event shall Enogex deliver gas to MEP at a pressure exceeding MEP’s MAOP at such point.

2.5           (a)         Restrictions in Availability of Leased Capacity. In the event of force majeure as defined in Article V below or the occurrence of any other event which requires Enogex to restrict the availability of capacity on the Enogex System between or at any of the Receipt Points and the Bennington Delivery Point, including without limitation scheduled maintenance or repair of any facilities used to provide the Leased Capacity, the quantity of capacity available for MEP’s use under this Agreement shall be reduced below the Lease Quantity (or below the amount of the relevant Receipt Point capacity) in the same proportion as Enogex reduces the quantity of capacity available for service to all firm shippers on the Enogex System entitled to firm service between or at such points, as applicable. Enogex shall give MEP reasonable prior Notice of any scheduled maintenance or repair, but in no event less than three (3) days’ prior Notice, or of any other activity within the reasonable control of Enogex, which requires or reasonably could be expected to require Enogex to so restrict the availability of capacity on the Enogex System, including without limitation, if reasonably practicable, such Notice as MEP may be required to provide to its shippers under any provisions of MEP’s FERC Gas Tariff.

(b)         Sustained Unavailability of Leased Capacity. To the extent that, for any reason other than an event of force majeure that is catastrophic in nature and not likely to recur, Enogex fails to make the entire amount of Leased Capacity available for use by MEP on any day in accordance with this Lease for more than sixty (60) days, whether consecutive or nonconsecutive, during any contract year of the Lease Term, then MEP shall have the right to terminate this Lease (without prejudice to its right to receive any damages to which it may be entitled at law or in equity) by the provision of thirty (30) days’ prior written Notice to Enogex. On a one-time basis, such termination Notice shall be void and of no effect if Enogex makes the Leased Capacity available for use by MEP within ten (10) days of receipt of such Notice. If, however, during the remainder of the contract year in which the sixty-day failure occurred Enogex fails again to make the entire amount of the Leased Capacity available for use by MEP on any day, then MEP shall have the right to terminate this Lease by the provision of thirty (30) days’ prior written notice.

2.6           Books and Records Pertaining to Leased Capacity. Enogex shall keep and maintain, in accordance with generally accepted practices, consistently applied, books, records, accounts and other documents sufficient to reflect accurately charges assessed, operations and maintenances activities, services performed on behalf of MEP, and all other matters related to the performance of Enogex’s obligations under this Lease (collectively, the “Books and Records”). The Books and Records shall include without limitation receipts, memoranda, vouchers, inventories, agreements, and accounts pertaining to or affecting the Leased Capacity and Enogex’s obligations under this Lease. MEP and its independent auditors shall have access during regular daytime business hours, upon reasonable advance Notice in writing, to the Books and Records, for purposes of auditing and verifying the related services rendered, charges assessed, operations and maintenance activities performed, and all other matters related to the performance of Enogex’s obligations under this Lease. MEP shall have the right to reproduce any of the Books and Records, at MEP’s expense and provided that MEP agrees to be bound by a confidentiality agreement to be entered into by the Parties, and Enogex shall keep and preserve all of the Books and Records for a period of three (3) years from and after the close of the year in which the service was performed, or for any longer period as may be required by the FERC or any other governmental authority. Upon completion of any such audit, the Parties will prepare a written summary of audit findings, including a description of the resolution of any disputed item.

ARTICLE III

TERM OF LEASE

3.1           (a)          Term. This Lease shall be effective as of the date first set forth above (the “Effective Date”). Enogex shall make the Leased Capacity available for use by MEP under this Lease on the in-service date of the last portion of the MEP System extending from Bennington to the terminus of the MEP System to be completed (the “Commencement Date”), which date shall be no earlier than February 1, 2009 and no later than June 1, 2009; provided, however, that MEP shall be required to give Enogex at least thirty (30) days’ prior written Notice of the anticipated Commencement Date, and provided further, that Enogex will make the Leased Capacity or a portion thereof available to MEP during an Interim Lease Term (as defined below) subject to the provisions of Section 3.1(b). The primary term of this Lease shall commence on the Commencement Date and shall continue in full force and effect for ten (10) years thereafter. This Lease shall thereafter, upon MEP’s provision of written Notice to Enogex no less than three hundred fifty (350) days prior to expiration of the primary term or any extended term, as applicable, continue in effect at MEP’s election for an additional term of either one (1) year or five (5) years, and for additional, successive one (1) year or five (5) year terms thereafter, provided, however, that such extended term(s) shall not extend beyond the twentieth (20th) anniversary of the Commencement Date. This Lease may be further extended beyond the expiration of the primary term and any applicable one-year or five-year term extensions, subject to the provision of written Notice by MEP to Enogex no less than three hundred fifty (350) days prior to expiration of the extended term, for up to two (2) additional terms of five (5) years, subject to escalation of the Lease Rate applicable during each such five (5) year extended term in accordance with Exhibit B. The aggregate term of this Lease, including the primary term and any extended terms, shall not exceed thirty (30) years.

(b)         Interim Term. Subject to the regulatory approvals described in Article VI having been received and the conditions precedent set forth in Article VII having been satisfied or waived by such date, and unless otherwise mutually agreed, Enogex, upon completion of the facilities necessary to provide all or a portion of the Leased Capacity to MEP, shall make the Leased Capacity available for use by MEP under this Lease on an interim basis to the extent that MEP determines that it will provide interim service to its shippers with receipts at the Bennington Delivery Point during a period commencing prior to the in-service date of the last portion of the MEP System extending from Bennington to the terminus of the MEP System to be completed and concluding as of the Commencement Date (the “Interim Lease Term”). MEP shall provide Enogex with thirty (30) days’ prior written Notice of the proposed date of commencement and duration of any desired Interim Lease Term, which date of commencement shall be no earlier than October 1, 2008. As to any month during the Interim Lease Term (each such month, an “Interim Service Month”), no less than twelve (12) business days prior to the beginning of each Interim Service Month, Enogex will notify MEP of the Receipt and Delivery Point capacity available on the Enogex System during the succeeding Interim Service Month. Not less than five (5) business days prior to the beginning of each Interim Service Month and no later than 8:00 p.m. Central Time on the date of notification, MEP will notify Enogex of the portion of the Leased Quantity that MEP requires for such month at each of the Receipt Points and at the Bennington Delivery Point. As promptly as possible thereafter Enogex shall confirm the quantities nominated as to each Receipt Point and the Bennington Delivery Point. Thereafter, MEP shall be obligated to pay for the quantity of Leased Capacity nominated and confirmed for the Interim Service Month an amount equal to the sum of the products of the quantities of Leased Capacity nominated and confirmed by each Receipt Point and the Lease Rate for the corresponding Receipt Point/Zone specified in Exhibit B, plus MEP Fuel. Such payments shall be made in accordance with the provisions of Article IV. For purposes of this Lease, the term “business days” shall mean any day other than a Saturday, Sunday or legal holiday observed in Houston, Texas.

3.2           Reduction in Lease Quantity in Extension Term. MEP shall have the unilateral right to decrease the Lease Quantity in connection with any one or more term extensions in the event it has not secured sufficient shipper commitments to support the Leased Capacity during such extended term. Notwithstanding the foregoing, the Lease Quantity at any time may not be less than a total of 100,000 Dth of natural gas per day, provided, however, that if service is to be furnished from either [Confidential information has been omitted and filed separately with the Securities and Exchange Commission.], the minimum quantity of natural gas to be received by Enogex from each of such Receipt Points may not be less than 50,000 Dth of natural gas per day. There shall be no minimum quantity requirements applicable to the West Pool or the East Pool Receipt Points. The unilateral reduction right granted by this Section 3.2 may be exercised by MEP by the provision of three hundred fifty (350) days’ prior written Notice to Enogex. Any decrease in the Lease Quantity shall result in an adjustment to the calculation of the Monthly Lease Charges in accordance with the provisions of Section 4.1 below for the term over which such decreased Lease Quantity shall be applicable, provided, however, that there shall be no change in the rate per dekatherm set forth in Exhibit B.

3.3           Termination. Upon termination of this Lease, each Party shall continue to be obligated to make any and all payments due to the other which have accrued prior to and including the effective date of such termination, and to resolve any operational imbalance in accordance with Section 2.3.

ARTICLE IV

CHARGES AND PAYMENT

4.1           Monthly Lease Charges. Commencing as of the Commencement Date, and continuing for each month thereafter during the primary term and any extended term of this Lease, MEP shall be obligated to pay to Enogex for the Leased Capacity (excluding the Enogex System Fuel Gas) the charges set forth on Exhibit B, such charges collectively referred to as the “Monthly Lease Charges.”

4.2           System Fuel Gas. In addition to payment of the Monthly Lease Charges, MEP shall furnish to Enogex the quantity of Enogex System Fuel Gas required to transport natural gas through the Leased Capacity for the account of MEP and its shippers. The term “Enogex System Fuel Gas” shall mean that quantity of natural gas consumed by Enogex as compressor fuel in the provision of the Leased Capacity plus an allocated portion of lost and unaccounted-for gas on the Enogex System between the Receipt Points and the Bennington Delivery Point. The quantity of natural gas required for Enogex System Fuel Gas shall be the amount determined in accordance with the provisions of Enogex’s then-effective SOC governing the determination of fuel and lost and unaccounted-for gas quantities applicable to receipts and deliveries of natural gas in the Enogex System’s Zones traversed by the Leased Capacity.

4.3           Statements; Payments. Enogex shall render to MEP on or before the tenth (10th) day of each month a statement setting forth all Monthly Lease Charges and any other charges applicable to the Leased Capacity for the prior month, as well as such other information as may be required to explain and support the amounts to be paid to Enogex (each, a “Statement”). MEP shall pay Enogex the amount set forth in each Statement by electronic transfer of federal funds no later than twenty (20) days following receipt of such Statement, except when such day is a Saturday, Sunday or federal bank holiday, in which case payment shall be due the following business day (the “Due Date”). Payment shall be considered to have been made on the date on which MEP transfers such payment to a bank account designated by Enogex. Enogex shall have the right, upon thirty (30) days’ prior written Notice, to change the designated account for receipt of electronic transfer of funds from MEP.

4.4           Adjustments to Statements. In the event MEP in good faith disputes any portion of a Statement rendered pursuant to Section 4.3, MEP shall timely remit payment of that portion of such Statement not in dispute, along with a written Notice to Enogex setting forth the reasons MEP disputes the unpaid amount. Enogex and MEP shall in good faith attempt promptly to resolve any such dispute. Any billing dispute that has not been resolved by the Parties within ninety (90) days of the date of the disputed Statement shall be resolved pursuant to the Dispute Resolution provisions of Article XIV. In the event an error is discovered in the amount billed in any invoice issued by Enogex, such error shall be adjusted within thirty (30) days of the determination thereof; provided that a claim for such adjustment shall have been made within sixty (60) days of the date of determination of such error; and provided further that no adjustments shall be made for errors discovered more than twelve (12) months from the date of any Statement. If it is determined that an adjustment is not necessary or that a necessary adjustment results in additional monies owed by MEP to Enogex, MEP shall include payment of the formerly disputed amount and of any additional amount in its payment of the next Statement. If an adjustment is determined to be necessary requiring a credit to MEP resulting from an overpayment by MEP to Enogex, such credit shall be applied to the next Statement following such determination. In the event the adjustment is greater than the amount to be paid by MEP in such Statement, Enogex shall make the appropriate adjustment in the next Statement following determination by Enogex of such overpayment and promptly refund to MEP the incremental amount greater than the adjustment made in such Statement. Enogex shall pay MEP interest at the rate determined in accordance with Section 4.5 below on the amount of any overpayment which is not timely refunded to MEP.

4.5           Failure to Pay Statement. Should MEP fail to pay all or any part of the amount of any Statement on or before the Due Date, Enogex may charge interest on the unpaid undisputed amount computed from the Due Date until the date of payment at the rate of interest prescribed for refunds of charges assessed for NGA-jurisdictional services at 18 C.F.R. §154.501 (2006), or its successor regulation. If MEP’s failure to pay the portion of any Statement not in dispute continues for a period of thirty (30) days beyond the Due Date (or such other shorter period as may be specified in the corresponding provision of MEP’s FERC Gas Tariff), then, in addition to any other remedies Enogex may have at law or equity, Enogex may suspend service through the Leased Capacity by the provision of ten (10) days’ prior Notice, which Notice shall be void and of no effect if MEP makes payment within ten (10) days following its receipt of such Notice. Enogex’s right to suspend such service shall additionally be subject to the provision of any required notice to FERC and to receipt of any required regulatory authorization for such suspension. Should MEP fail to satisfy the payment obligations specified in this Article IV for a period of thirty (30) consecutive days following Enogex’s delivery of Notice of its intention to suspend service, Enogex shall be entitled, subject to the subsequent provision of thirty (30) days’ prior written Notice to MEP and its receipt of any necessary regulatory approvals, to terminate this Lease (without prejudice to its right to receive (i) payment for all amounts then due hereunder and (ii) any damages to which it may be entitled at law or in equity (other than as limited by Article XI), which damages may include future Monthly Lease Charges). Such termination Notice shall be void and of no effect if MEP satisfies the outstanding payment obligations within thirty (30) days of receipt of such Notice. Such rights of suspension of service or termination shall not be triggered by any failure to make payment of amounts disputed in good faith pursuant to Section 4.4 or in accordance with any other provision of this Lease.

ARTICLE V

FORCE MAJEURE

5.1           Performance Excused. If, by reason of force majeure, either Party is rendered unable, wholly or in part, to carry out its obligations under this Lease, and if such Party gives prompt Notice and reasonably full particulars of such force majeure in writing, by electronic mail or by facsimile, to the other Party after the occurrence of the cause relied on, then the Party giving such Notice, so far as and to the extent that it is affected by such force majeure and, subject to the provisions of Section 2.5(b), shall be relieved of its performance obligations under this Lease affected by such force majeure event and shall not be liable in damages to the other Party for its failure to carry out its obligations during the continuance of any inability so caused; provided, however, that such cause shall be remedied with all reasonable dispatch. The provisions of this Article V shall control over any contrary provisions of the SOC.

5.2           Definition of Force Majeure. As used in this Lease, the term “force majeure” shall mean acts of God, strikes, lockouts or other industrial disturbances; acts of public enemy, wars, blockades, insurrections, riots, epidemics, landslides, lightning, earthquakes, fires, storms, crevasses, floods or washouts; arrests and restraints imposed by the government, either federal, state or local, civil or military; the binding order of any court, legislative body, or governmental authority that has been resisted in good faith by all reasonable legal means; vandalism, sabotage, acts of terrorism or civil disturbances; relocation of facilities; breakage or accidents to machinery or lines of pipe which could not have been reasonably prevented through the use of prudent practices; the necessity for testing of facilities (as required by governmental authority or as deemed necessary by the testing Party for the safe operation thereof) or for making repairs or alterations to machinery or lines of pipe; failure of surface equipment or pipelines; accidents, breakdowns or the inability of a Party to obtain necessary material, supplies, permits, rights-of-way or labor to perform or comply with any obligation or condition of this Lease; and any other causes, whether of the kind enumerated in this Lease or otherwise, that are not reasonably within the control of the Party claiming suspension; provided, however, that any scheduled maintenance or scheduled repair activities shall not constitute a force majeure event. A Party’s claim of force majeure affecting its performance of its obligations under this Lease, however, shall not relieve such Party of liability in the event of its concurring negligence or willful misconduct or failure to use prudent practices in creating such force majeure event or in the event of such Party’s failure to use due diligence to remedy the situation and to remove the cause or contingencies affecting its performance in an adequate manner and with all reasonable dispatch, nor shall such causes or contingencies affecting such performance relieve such Party from its obligations to make payments as specified in this Lease. Force Majeure shall not include failure on the part of MEP to make payments in accordance with Article IV hereof due to pricing considerations.

5.3           Settlement of Strikes, Etc. The settlement of strikes or lockouts shall be entirely within the discretion of the Party having the difficulty, and the requirement of Section 5.1 that any force majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes or lockouts by acceding to the demands of the opposing party when such course is inadvisable in the discretion of the Party having the difficulty.

5.4           Reductions in Monthly Lease Charges. Notwithstanding any other provision of this Lease, and without prejudice to any of MEP’s rights at law or in equity, to the extent that Enogex on any day fails to make all of the Lease Capacity available to MEP on a firm basis, regardless of whether the cause of such failure is an event of force majeure, planned maintenance or repair activities or any other cause, MEP shall provide Enogex with a statement specifying the amount of credit owed to MEP against the Monthly Lease Charges that would have otherwise been due and payable by MEP but for Enogex’s failure to make Lease Capacity available to MEP hereunder. Enogex shall reflect any reduction in Monthly Lease Charges pursuant to this Section 5.4 in the Statement for the month following the month in which Enogex failed to make all of the Leased Capacity available to MEP on a firm basis. The maximum amount of any credit Enogex shall be obligated to grant MEP shall be the amount of the Lease Charges applicable to the period during which Enogex shall have failed to make the Leased Capacity available. Any dispute as to the amount of reduced Monthly Lease Charges or the amount of Compensation for which Enogex is required to reimburse MEP under this Section 5.4 shall be addressed and resolved in the manner specified in Section 4.4.

ARTICLE VI

REGULATORY APPROVALS

6.1           FERC Authorizations. The Parties acknowledge that this Lease is subject to the receipt of all necessary and final FERC approvals and authorizations which are no longer subject to rehearing (unless the right to seek rehearing is waived by the Party seeking the relevant authorization). Such approvals and authorizations shall include authorization for MEP to: (i) construct, own, operate, and maintain the MEP System contemplated by this Lease; and (ii) furnish interstate transportation services using the capacity acquired through this Lease as the operational equivalent of pipeline capacity extending from the Receipt Points to the Bennington Delivery Point, without jeopardizing Enogex’s status as an “intrastate pipeline” under Section 311 of the NGPA (such authorizations, collectively, the “FERC Authorizations”). In the event the FERC Authorizations require the operation of the Leased Capacity in a manner inconsistent with the terms of this Lease, or require MEP to offer services utilizing the Leased Capacity which are inconsistent with the terms of this Lease, and the result would be an increase in cost to Enogex or MEP, or a material impairment of Enogex’s opportunities to provide other available or proposed transportation services beyond what is contemplated by this Lease, then MEP and Enogex shall (i) attempt in good faith to modify the inconsistent provisions of this Lease in a manner that will allow MEP to comply with the FERC Authorizations; and (ii) shall attempt in good faith to negotiate an adjustment to the Monthly Lease Charges to reflect any such modification, provided, that any such modification or adjustment, as well as any necessary regulatory authorizations, must be reasonably acceptable to both Parties. Any such adjustment in the Lease terms and Monthly Lease Charges shall preserve as closely as possible the original economic value of the Lease to both Parties. If the Parties do not reach agreement on any such modification or adjustment within forty-five (45) days from the date of the order granting the last to be received of the FERC Authorizations, then either Party may terminate this Lease as of the sixty-fifth (65th) day following the date of such order upon Notice given prior to such date.

6.2           Applications for FERC Authorizations. MEP shall apply to FERC for authorization under Section 7(c) of the NGA to construct and operate the MEP System and to acquire and incorporate the Leased Capacity therein subject to MEP’s FERC Gas Tariff. Enogex shall apply to FERC for a limited jurisdiction certificate under Section 7(c) of the NGA, similar in nature to that previously issued to Transok, LLC (now merged into Enogex) in Transok and Ozark Transmission, L.L.C., 97 FERC ¶ 61,362 (2001), authorizing Enogex to lease the Leased Capacity to MEP for the firm transportation of natural gas in interstate commerce. MEP and Enogex will specifically request that FERC confirm that this Lease and the functions Enogex will perform hereunder will not cause Enogex or the Enogex System to become regulated under the NGA, other than to the extent FERC has heretofore specified in issuing limited jurisdiction certificates to Transok, LLC. If the FERC does not so confirm and in the event the FERC conditions the FERC Authorizations in a manner which Enogex reasonably concludes may cause Enogex or the Enogex System to become regulated under the NGA, other than to the extent FERC has heretofore specified in issuing limited jurisdiction certificates to Transok, LLC, Enogex agrees to provide transportation service as requested by MEP consistent with the SOC and at Enogex’s maximum FERC-approved rate or at any other rate as the FERC may approve, provided, however, that nothing in this Lease shall be construed to require Enogex to provide or seek authorization to furnish service on a firm basis if its then-effective SOC does not provide for the provision of firm service under Section 311 of the Natural Gas Policy Act of 1978. If MEP does not elect to receive such service, upon receipt of written Notice to that effect from MEP, Enogex may terminate the Lease upon Notice provided to MEP not less than forty-five (45) days and not more than sixty-five (65) days following the issuance of the FERC Authorizations, provided, however, that Enogex shall advise MEP of any concerns regarding the FERC Authorizations within ten (10) days following the issuance of the order granting such FERC authorizations.

6.3           Prosecution of Applications; Cooperation. Each Party reserves the right to file and prosecute any and all applications for such authorizations, any supplements or amendments thereto, and, if necessary, any court review, in a manner it deems to be in its best interest. MEP and Enogex shall support and cooperate with each other and shall not oppose, obstruct or otherwise interfere with the prompt preparation and filing and expeditious prosecution of all applications with the FERC and other regulatory authorities for all authorizations necessary to enable the Parties to implement the provisions of this Lease.

ARTICLE VII

CONDITIONS PRECEDENT

7.1           (a) Conditions. MEP’s obligations under this Lease, other than (i) its obligations relating to Creditworthiness set forth in Article XII and (ii) its obligation to seek regulatory approvals in accordance with Article VI (which obligations shall be binding as of the Effective Date), are contingent upon the satisfaction of the following conditions precedent:

(i) MEP’s determination by no later than December 13, 2006, that it has secured sufficient shipper commitments to support the Leased Capacity; and

(ii) MEP’s receipt by the later of: March 31, 2008 or the one year anniversary date of the filing by MEP of the FERC certificate application for the MEP Project (but in no event later than January 2, 2009) of any and all necessary authorizations from the FERC, reasonably satisfactory to MEP, to (i) enter into and implement this Lease in accordance with the terms set forth herein and otherwise satisfy each of its obligations under this Lease; and (ii) to construct, own, and operate the entire MEP System, including any facilities that may be necessary to interconnect the MEP System with the Enogex System.

(b) Enogex’s obligations under this Lease, other than its obligation to seek regulatory approvals in accordance with Article VI (which obligation shall be binding as of the Effective Date), are contingent upon Enogex’s receipt by October 1, 2008 of any and all necessary authorizations from the FERC, reasonably satisfactory to Enogex, to lease the Leased Capacity to MEP for its use to transport natural gas in interstate commerce without subjecting Enogex to regulation under the NGA to a greater extent than described in Section 6.2, to charge MEP the Monthly Lease Charges provided for in this Lease and otherwise to enable Enogex to satisfy each of its obligations under this Lease.

7.2           Waiver of Condition. Either Party shall have the right, in its sole discretion, to waive at any time (i) any condition precedent for its benefit set forth in Section 7.1, and (ii) the requirement that any required FERC authorization is final and no longer subject to rehearing. Any such waiver shall be given by Notice delivered to the other Party in accordance with the provisions of Section 13.5.

7.3           Termination for Failure to Satisfy Condition. If any of the conditions precedent set forth in Section 7.1 have not been fully satisfied or waived in accordance with Section 7.2 by the dates set forth therein, either MEP (as to the conditions precedent in Section 7.1(a)) or Enogex (as to the conditions precedent in Section 7.1(b)) may, subject to the obligation in Section 3.1 to negotiate in good faith to select a new Commencement Date (if applicable) and in Section 6.1 to address any FERC Authorizations which are inconsistent with the terms contemplated by this Lease (if applicable), terminate this Lease upon written Notice to the other Party.

ARTICLE VIII

ALLOCATION OF RISKS OF LOSS AND LIABILITY

8.1           Allocation of Risk and Liability. As between the Parties hereto, (i) Enogex shall bear the risk of loss, damage or injury to property or people that is attributable to the natural gas it receives into the Enogex System under this Lease from the time such gas is received from or on behalf of MEP at the Receipt Points until the time it is delivered to MEP at the Bennington Delivery Point, and (ii) MEP shall bear the risk of loss, damage or injury to property or people that is attributable to the natural gas it or its shippers tender for transportation through the Leased Capacity before such gas is received into the Enogex System at the Receipt Points and after it is delivered from the Enogex System at the Bennington Delivery Point.

8.2           Indemnification. EXCEPT FOR CIRCUMSTANCES INVOLVING FORCE MAJEURE, WHICH SHALL BE GOVERNED BY ARTICLE V, EACH PARTY (THE "INDEMNITOR") SHALL PROTECT, DEFEND, INDEMNIFY AND HOLD HARMLESS THE OTHER PARTY (THE "INDEMNITEE") AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION, COSTS, ACTIONS, DAMAGES, LOSSES, EXPENSES OR LIABILITIES, INCLUDING WITHOUT LIMITATION REASONABLE COURT COSTS AND ATTORNEYS' FEES ("CLAIMS") ASSERTED AGAINST AND REASONABLY AND NECESSARILY INCURRED BY THE INDEMNITEE, TO THE EXTENT SUCH CLAIMS ARISE OUT OF THE INDEMNITOR'S ACTS OR OMISSIONS OR STRICT LIABILITY ASSOCIATED WITH THE PERFORMANCE OF THE INDEMNITOR'S OBLIGATIONS UNDER THIS LEASE; PROVIDED, HOWEVER, THAT THIS CONTRACTUAL OBLIGATION SHALL NOT APPLY TO ANY PORTION OF ANY COSTS, DAMAGES, LOSSES, EXPENSES OR LIABILITIES WHICH ARE THE RESULT OF THE INDEMNITEE'S CONCURRING NEGLIGENCE, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, NOR TO THE EXTENT THAT STRICT LIABILITY IS IMPOSED UPON THE INDEMNITEE AS A MATTER OF LAW.

8.3          Cross-Indemnification; Contribution. In the event that both Enogex and MEP are adjudicated negligent or otherwise at fault or strictly liable without fault with respect to any loss, damage or injuries sustained by a third-party claimant, the contractual obligation of indemnification set forth in Section 8.2 shall continue, but Enogex and MEP shall each indemnify the other only for the percentage of responsibility for the loss, damage or injuries adjudicated to be attributed to the Indemnitor. It is intended that, to the extent in such a situation either Enogex or MEP pays such third-party claimant for its costs, losses, liabilities, expenses and/or judgments attributed to the percentage of negligence, fault or liability of the other, these obligations of indemnification shall function as a contractual arrangement of contribution. This contractual arrangement of contribution shall survive settlement of the underlying third-party claim and, provided that Notice and the right to participate in the investigation, defense, and resolution (including settlement) of such third-party claim has been provided, shall apply to voluntary settlements made by either Enogex or MEP with the third party.

8.4           Notice of Claim. It is a condition precedent to the Indemnitor’s contractual obligation of defense and indemnification under this Lease that the Indemnitee shall provide written Notice of the third-party claim, demand or cause of action within thirty (30) days after the Indemnitee reasonably determines that such third-party claim, demand or cause of action involves a claim for indemnity under this Lease, or within such lesser time if necessary for Indemnitor to defend itself and the Indemnitee timely against such claim, demand or cause of action. It is a further condition precedent to the Indemnitor’s contractual obligation of defense and indemnification under this Lease that the Indemnitor shall have had the right to participate in the investigation, defense and resolution of the third-party claim.

8.5           Survival of Obligation to Indemnify. The defense and indemnity provisions of this Article VIII shall survive the expiration or earlier termination of this Lease for a period of three (3) years from the date of such expiration or termination.

ARTICLE IX

REPRESENTATIONS AND WARRANTIES

9.1	Mutual Representations and Warranties. Each Party represents and warrants to the other as follows:

(a)           Such Party is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is in good standing in each other jurisdiction where the failure to so qualify would have a material adverse effect upon the business or financial condition of such Party or its ability to perform its obligations under this Lease.

(b)           Except for the authorizations contemplated by Sections 7.1(a) and (b), the execution, delivery and performance of this Lease by such Party have been duly authorized by all necessary action on the part of such Party in accordance with such Party’s charter documents and do not and will not require the consent of any trustee or holder of any indebtedness or other obligation of such Party or any other party to any other agreement with such Party.

(c)           This Lease has been duly executed and delivered by such Party. This Lease constitutes the legal, valid, binding and enforceable obligation of such Party, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application relating to or affecting creditors’ rights generally and by general equitable principles.

(d)            No governmental authorization, approval, order, license, permit, franchise or consent, and no registration, declaration or filing with any governmental authority is required on the part of such Party in connection with the execution and delivery of this Lease.

(e)           There is no pending or, to the best of such Party’s knowledge, threatened action or proceeding affecting such Party before any court, government authority or arbitrator that could reasonably be expected to have a material adverse effect on the financial condition or operations of such Party or the ability of such Party to perform its obligations hereunder, or that purports to affect the legality, validity or enforceability of this Lease.

9.2           Existing Enogex Facilities. Enogex represents and warrants that, as to any existing facilities that will be used by Enogex to provide the Leased Capacity, (i) all material permits and approvals for the ownership and operation of such facilities have been obtained and are valid and in good standing, (ii) Enogex is not in material breach or violation of, or in default under, any environmental laws or material permits and approvals governing its use, operation and maintenance of such facilities, including but not limited to those required under any environmental laws, which breach, violation or default would have a material adverse effect on Enogex’s right to the continued use of such facilities, and (iii) there are no pending, or to the knowledge of Enogex, any threatened, actions to challenge, revoke, cancel, terminate, limit, or modify any such material permits and approvals.

9.3           No Other Warranties. EXCEPT AS EXPRESSLY PROVIDED HEREIN, ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE, ARE DISCLAIMED.

9.4           Insurance. Enogex shall procure at its own expense and, throughout the term of this Lease, shall maintain in full force and effect, sufficient insurance to protect against any catastrophic damage to its facilities, and shall use any loss proceeds from any such insurance policies for the restoration of such facilities to the extent failure to do so materially would impair its ability to fulfill its obligations hereunder.

ARTICLE X

ASSIGNMENT

Neither this Lease nor any of the rights, interests or obligations hereunder shall be assigned by either Party without the prior written consent of the other Party, as applicable, which shall not be unreasonably withheld or delayed, and any such assignment that is not consented to shall be null and void; provided, however, that a Party may assign this Lease upon Notice to the other Party to (a) an affiliate or (b) a person who (i) purchases all or substantially all of the assets of such Party or (ii) merges with such Party; provided further, however, that any assignment under clauses (a) or (b) shall not release, affect or reduce in any way the assigning Party’s obligations under this Lease. Notwithstanding the foregoing, the restrictions on assignment contained in this Article X shall not in any way prevent either Party from pledging or mortgaging its rights hereunder as security for its indebtedness, and in the event of such a pledge or mortgage by a Party, the other Party shall execute such consents to assignment, opinions of counsel and other documents or instruments, at the assigning Party’s sole expense, as may reasonably be requested by the assigning Party’s lenders, investors or financial institutions.

ARTICLE XI

LIMITATIONS ON DAMAGES

NEITHER PARTY SHALL BE LIABLE OR OTHERWISE RESPONSIBLE TO THE OTHER PARTY FOR EXEMPLARY, PUNITIVE, CONSEQUENTIAL, INDIRECT OR INCIDENTAL DAMAGES OR FOR THIRD-PARTY LOST PROFITS THAT ARISE OUT OF OR RELATE TO THIS LEASE OR THE PERFORMANCE OR BREACH THEREOF. The preceding sentence shall not be deemed to preclude any Enogex claim that lease charges payable hereunder would be a proper measure of damages to which Enogex could be entitled for a breach of this Lease by MEP. Likewise, this provision shall not be deemed to preclude any MEP claim that the damages it would be required to pay its shippers pursuant to MEP’s FERC Gas Tariff for failure to provide the Leased Capacity would be a proper measure of damages to which MEP could be entitled for a breach of this Lease by Enogex.

ARTICLE XII

CREDITWORTHINESS

12.1         Obligation to Establish and Maintain Creditworthiness . MEP shall initially establish that it is creditworthy and shall thereafter throughout the term of this Lease (including any Interim Lease Term) maintain its creditworthiness in accordance with the standards established in this Article XII. Should MEP at any time during the term of this Lease (including any Interim Lease Term) not be creditworthy within the meaning of Section 12.2, it shall furnish, or shall arrange for one or more of its members or a parent of a member (each, a “Credit Support Provider”) to furnish on its behalf, appropriate credit support securing MEP’s performance of its obligations under this Lease as provided in this Article XII (such support, “Credit Assurances”).

12.2       Creditworthiness Standards. MEP or a Credit Support Provider shall be deemed to be “creditworthy” within the meaning of this Article XII for so long as it is rated “Investment Grade.” “Investment Grade,” for purposes of this Article XII, shall mean that MEP’s or its Credit Support Provider’s senior unsecured long-term debt has been awarded a credit rating by Moody’s Investors Service, a subsidiary of Moody’s Corporation (“Moody’s”), of at least Baa3, and by Standard & Poor’s, a division of the McGraw-Hill Companies, Inc. (“S&P”), of at least BBB-; provided, however, that MEP or a Credit Support Provider may be deemed Investment Grade if it is rated as such by only one of Moody’s or S&P, for so long as it is not rated below Investment Grade by the other rating agency.

12.3          Provision of Credit Support. Whenever MEP is not rated “Investment Grade,” MEP shall provide to Enogex Credit Assurances through either or a combination of: (i) a guaranty, reasonably satisfactory to Enogex, issued by a Credit Support

Provider rated Investment Grade, the obligations under such guaranty being capped at an amount equal to the Credit Support Amount (defined in Section 12.4); or (ii) if MEP or its Credit Support Provider is not or ceases to be rated Investment Grade, credit support in the form of a cash deposit or an irrevocable standby letter of credit for the benefit of Enogex, each in a form and with a financial institution acceptable to Enogex, acting reasonably, in an amount equal to the Credit Support Amount or the difference between the Credit Support Amount and the stated amount of any form of Credit Assurances meeting the requirements of this Section 12.3 that MEP or a Credit Support Provider has theretofore provided to Enogex. MEP shall have the option of securing Credit Assurances in the form of guaranties, cash deposits or letters of credit meeting the requirements of this Section 12.3 from separate Credit Support Providers, provided that (i) the aggregate amount of the Credit Assurances so provided equals the Credit Support Amount and (ii) each such Credit Support Provider providing a guaranty must at all times qualify as Investment Grade within the meaning of Section 12.2.

12.4        Credit Support Amount. The Credit Support Amount shall be determined from time to time by multiplying the Lease Quantity specified in Exhibit B as to each Lease Rate by the corresponding Lease Rate and the product of each such calculation summed to determine the amount of Monthly Lease Charges that would be applicable over a twelve-month period. Not less than twelve months prior to the Commencement Date, MEP shall either establish that it is creditworthy or shall provide Credit Assurances in the amount of the Credit Support Amount. On or after the Commencement Date, MEP shall adjust the stated amount of the Credit Assurances theretofore provided to Enogex to ensure that the Credit Assurances have a stated amount of not less than the Credit Support Amount calculated with reference to the then-applicable Lease Charges and the corresponding Lease Quantities specified in Exhibit B for a period of the next succeeding twelve (12) months. The Credit Support Amount shall thereafter be adjusted within ten (10) days of any applicable change in the Lease Quantities or Lease Charges reflected in Exhibit B. Upon any draw against a letter of credit or withdrawal of a cash deposit by Enogex, or the occurrence of any event that results in the credit support theretofore provided by MEP or a Credit Support Provider no longer satisfying the requirements of this Article XII, MEP shall within two (2) business days cause the letter of credit or cash deposit, after giving effect to such draw or withdrawal, to be replenished or replaced, as the case may be, so as to be in an amount equal to the charges applicable to the Leased Capacity for a period of the immediately succeeding twelve (12) months. Any credit support furnished in the form of cash or a letter of credit may be terminated by or shall be returned to MEP at such time as (i) MEP or its parent (if the parent is providing a payment guaranty to Enogex as a Credit Support Provider) or the parent company of one or more of MEP’s members (if such company is providing a payment guaranty to Enogex as a Credit Support Provider) has an Investment Grade credit rating (as defined above) and (ii) MEP or its Credit Support Provider, as the case may be, have furnished a guaranty reasonably satisfactory to Enogex. At any time that any such payment guaranty is being provided, such payment guaranty may be terminated by MEP at such time as MEP has an Investment Grade credit rating.

12.5          Failure to Maintain Creditworthiness. Failure by MEP or its Credit Support Provider to satisfy its obligations relating to the establishment of its creditworthiness and the maintenance of required credit support in accordance with the provisions of this Article XII shall entitle Enogex to suspend service through the Leased Capacity upon the provision of thirty (30) days’ prior written Notice to MEP, unless MEP shall have satisfied such obligations within thirty (30) days following receipt of such Notice (subject also to the provision of any required Notice to FERC and to receipt of any required regulatory authorization for such suspension). Should MEP fail to satisfy the obligations specified in this Article XII for a period of thirty (30) consecutive days, Enogex shall be entitled, subject to its receipt of any necessary regulatory approvals, to terminate this Lease upon the provision of thirty (30) days’ (or such other shorter period as may be specified in the corresponding provision of MEP’s FERC Gas Tariff) prior written Notice to MEP (without prejudice to its right to receive payment for all amounts due hereunder), unless MEP shall have satisfied such obligations within thirty (30) days following receipt of such Notice.

ARTICLE XIII

MISCELLANEOUS

13.1        Governing Law. THIS LEASE SHALL BE GOVERNED BY, AND INTERPRETED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF OKLAHOMA, WITHOUT RECOURSE TO THE LAW REGARDING CONFLICTS OF LAWS.

13.2         Waiver. No waiver by a Party of any default by the other Party in the performance of any provision, condition or requirement in this Lease shall be deemed to be a waiver of, or in any manner release the other Party from, performance of any other provision, condition or requirement in this Lease, nor shall such waiver be deemed to be a waiver of, or in any manner a release of, the defaulting Party from future performance of the same provision, condition or requirement. Any delay or omission of any Party to exercise any right in this Lease shall not impair the exercise of any such right or any like right accruing to it thereafter.

13.3         No Implied Obligations. The obligations of the Parties expressed in this Lease and in the FERC Authorizations are the sole and exclusive obligations of the Parties with respect to the subject matter of this Lease. Neither Enogex nor MEP accepts or has imposed upon it, by virtue of this Lease or otherwise, any implied obligations or covenants with respect to the subject matter of this Lease.

13.4         Amendments in Writing. No modifications of the terms and provisions of this Lease shall be effective except by the execution of a supplementary written agreement by Enogex and MEP.

13.5         Notices. Any written notice or other communication required or contemplated by this lease (each, a “Notice”) shall be given in writing to the other Party and shall be deemed given and received on the date on which such Notice or communication is given by facsimile or electronic mail, and confirmed as received by the other Party, or the date received if given by overnight courier or registered or certified mail, postage prepaid, addressed:

If to Enogex:

Enogex Inc.

Attn: Contract Management

P.O. Box 24300

Oklahoma City, OK 73124-0300

Fax: (405) 558-4610

with a copy to

General Counsel

Enogex Inc.

515 Central Park Drive, Suite 600

M/C 556

Oklahoma City, OK 73105

Fax: (405) 558-4642

Phone: (405) 558-4636

or at such other address as may be designated by Enogex from time to time by written Notice.

If to MEP:

Midcontinent Express Pipeline LLC

500 Dallas St., Suite 1000

Houston, TX 77002

Attention: Vice President of Operations

Fax Number: (713) 369-9405

Phone: (713) 369-9330

or at such other address as may be designated by MEP from time to time by written Notice.

13.6         Inurement. This Lease shall inure to the benefit of any party that succeeds by purchase, merger, or consolidation to title, substantially as an entirety, of Enogex or MEP, as the case may be.

13.7         Subject to All Laws. This Lease and the obligations of Enogex and MEP set forth in this Lease are subject to all applicable laws, rules, orders and regulations of governmental authorities having jurisdiction and, in the event of conflict, such laws, rules, orders and regulations of governmental authorities having jurisdiction shall control.

13.8         No Joint Venture. Nothing in this Lease shall be construed to create a joint venture or partnership between the Parties or to constitute one Party as the agent of the other for any purpose.

13.9         Numbering; Titles. The numbering and titling of Articles and Sections of this Lease are for reference and administrative convenience only, and shall have no probative value in construing the Lease.

13.10       Partial Invalidity. If any portion of this Lease is determined to be invalid, illegal or unenforceable, such determination shall not affect the validity, legality or enforceability of any other portions.

13.11       No Third-Party Beneficiaries. Nothing in this Lease is intended to create any third-party beneficiary rights or to confer upon any person or entity, other than the Parties and their respective successors and assigns, any rights, remedies or obligations under or by reason of this Lease, and the Parties specifically negate any such intention.

13.12       Further Assurances. Each Party shall execute and deliver such other documents and take such other actions as may reasonably be requested by the other Party in order to consummate or implement the transactions contemplated by this Lease.

13.13      Counterparts. This Lease may be executed in one or more counterparts (delivery of which may be made by facsimile), each of which shall be deemed an original but all of which together shall constitute one and the same.

13.14      Entire Agreement. This Lease, including all Exhibits hereto, constitutes the entire agreement between the Parties relating to the subject matter addressed herein, and supersedes all prior understandings and agreements between the Parties and their affiliates on the subject hereof.

ARTICLE XIV

DISPUTE RESOLUTION

14.1         Disputes Generally. In the event of a dispute between the Parties arising out of or related to this Lease, other than a dispute arising out of or related to operational issues, which shall be addressed in accordance with Section 14.3 below, either Party may invoke the procedures specified in this Section by giving written Notice (a “Dispute Notice”) to the other Party. Such Dispute Notice will describe briefly the nature of the dispute and shall invoke the provisions of this Section 14.1. The Party receiving this Dispute Notice shall immediately acknowledge in writing its receipt of the Dispute Notice and shall include in this acknowledgement a brief reply to the description of the dispute contained in the Dispute Notice and its position concerning the dispute. Unless another individual is designated, the representatives of the Parties who shall conduct the discussions contemplated by this Section 14.1 shall be, in the case of MEP, the President of MEP, and in the case of Enogex, the President of Enogex (such representatives, the “Authorized Individuals”). The Authorized Individuals shall make whatever investigation each deems appropriate and promptly, but no later than five (5) days from the date of the Dispute Notice, shall commence discussions concerning resolution of the dispute. In the event that either of the Parties has substantial need for information in the possession of the other Party, the Parties shall attempt in good faith to agree on a plan for the expeditious exchange of such information.

14.2         Arbitration. In the event the Parties are unable to resolve their dispute in accordance with the provisions of Section 14.1 within thirty (30) days from the date of the Dispute Notice, the dispute shall be submitted to final and binding arbitration in accordance with the following procedure:

(a)           The arbitration shall be administered by the American Arbitration Association (“AAA”) in accordance with, and in the following order of priority: (i) the terms of this Section 14.2; (ii) the Commercial Arbitration Rules of the AAA; (iii) the Federal Arbitration Act (Title 9 of the United States Code); (iv) the Oklahoma Uniform Arbitration Act (15 O.S. §§ 801, et seq.); and (v) to the extent the foregoing are inapplicable, unenforceable or invalid, the laws of the State of Oklahoma. The validity and enforceability of these arbitration provisions shall be determined in accordance with the same order of priority. In the event of any inconsistency between these arbitration provisions and such rules and statutes, these arbitration provisions shall control.

(b)           Commencement of and demand for arbitration shall be made by written Notice by the initiating party (claimant) to the other party (respondent) which contains a statement of the nature of the dispute, the amount involved and the relief or remedy sought (such Notice, an “Arbitration Notice”).

(c)           The arbitration shall be conducted by a panel of three (3) arbitrators (the “Arbitration Panel”). MEP and Enogex shall each nominate one (1) arbitrator, who is experienced and knowledgeable in the areas involved in the dispute, within ten (10) working days of their receipt of the Arbitration Notice that arbitration has been demanded and commenced, and each will notify the other Party of the name of its selected arbitrator within that same time period. If either Party refuses to name an arbitrator, application will be made to the Chief Judge of the United States District Court for the Northern District of Oklahoma requesting that the Chief Judge appoint an arbitrator. If the Chief Judge declines to name an arbitrator, application will be made to the AAA. The two arbitrators thus selected will confer within ten (10) working days of their final selection and agree upon a third arbitrator. If the two arbitrators are unable to agree on a third arbitrator within sixty (60) working days of their first contact, the nomination of the third arbitrator will follow the same procedure as the nomination of a party arbitrator for a party refusing to make a selection. AAA Rules regarding the selection, qualification, and challenge of arbitrator shall only apply to the arbitrators if those arbitrators are selected by the AAA. No member of the Arbitration Panel may be involved in the controversy or be or have been an officer, director, representative, employee or agent of or for either party. The third arbitrator shall act as Chairman of the Arbitration Panel.

(d)           The costs and fees of the arbitrators selected by the parties shall be borne by the Party selecting such arbitrator, unless otherwise awarded by the Arbitration Panel. The costs and fees attributable to the third arbitrator shall be shared equally by the Parties, unless otherwise awarded by the Arbitration Panel.

(e)           The Arbitration Panel may engage engineers, accountants or other consultants that the Arbitration Panel deems necessary to render a decision in the Arbitration proceeding. All fees of any such consultants shall be borne equally by the parties, unless otherwise awarded by the Arbitration Panel.

(f)             The arbitration will be governed by the Federal Arbitration Act, 9 U.S.C. §§ 9, et seq. and the Oklahoma Uniform Arbitration Act, 15 Okla. Stat. §§ 801, et seq. The arbitrators will establish a schedule that will result in a final arbitration award to be rendered in written form not later than one hundred eighty (180) days following the appointment of the third arbitrator. The place of the arbitration shall be Tulsa, Oklahoma.

(g)            The Parties agree that pre-arbitration hearing discovery is necessary. Within twenty (20) working days after the appointment of the third arbitrator, the Parties shall exchange lists of the witnesses and exhibits each then plans to call and use in the Arbitration proceeding. Within twenty (20) working days after the exchange of the witness and exhibit lists, a Party may request additional discovery, if any is necessary, from the other Party. A Party shall respond to any such additional request for documents within thirty (30) days after receiving such request, and each Party shall attempt in good faith to schedule the depositions of witnesses requested by the other Party by agreement. If the Parties are unable to agree on any aspect of discovery requested, such discovery issue shall be presented to and resolved by the Arbitration Panel.

(h)           Any dispute relating to or arising under this arbitration provision, including interpretation thereof, shall be solely and finally resolved by submission to the Arbitration Panel.

(i)            A written decision by two (2) of the arbitrators will be final and binding on the Parties. An arbitration award entered herein can be confirmed by either Party in the United States District Courts for the Northern or Western Districts of Oklahoma or any state district courts for the State of Oklahoma, and a judgment may be entered on the arbitration award by the same court.

(j)            Punitive damages may not be awarded by the Arbitration Panel. The Arbitration Panel shall have the power to award recovery to the prevailing Party of all or part of its costs, expenses and attorneys’ fees incurred in conjunction with such Arbitration Proceeding.

(k)           The Parties, their affiliates, employees, contractors, attorneys and auditors shall keep the substance of these final and binding arbitration proceedings confidential to the extent the same is permissible, consistent with the responsibilities of the attorneys under the pertinent Codes of Professional Responsibility or obligations which may reasonably require disclosure to financial institutions, consultants for evaluation purposes or as may be required by federal or state law or a court of competent jurisdiction. Under no circumstances shall any documents memorializing the substance of any aspect of these proceedings be disclosed or released to any third party or the media absent the mutual agreement of the Parties. The Parties shall use all reasonable efforts to obtain protective orders before disclosing any terms of these proceedings to any federal or state government or a court of competent jurisdiction.

(l)            Except for the internal costs of each Party, all costs, fees and expenses of any portion of this dispute resolution process shall be shared equally by the Parties, unless otherwise specified herein.

14.3        Resolution of Disputes Relating to Operations Issues. In the event the Parties are not able to resolve a dispute regarding the availability of Leased Capacity, gas measurement, gas scheduling, operating procedures, or transportation imbalances (collectively, “Operations Issues”) in accordance with Section 14.1 hereof and notwithstanding Section 14.2, the Parties agree that the AAA shall select from its Large Complex Case Panel one neutral arbitrator with at least fifteen (15) years’ experience as an engineer in the development, construction and operation of pipelines in the natural gas industry (the “Neutral”). The Party that has initiated the dispute resolution provisions of this Article XIV as to an Operations Issue (the “Initiating Party”) shall submit to the Neutral the matter to be decided and shall set forth the Initiating Party’s proposed resolution of the matter submitted. Within five (5)

business days thereafter, the other Party (the “Responding Party”) shall submit to the Neutral its response to the Initiating Party’s description of the matter to be decided and shall set forth the Responding Party’s proposed resolution of the matter. The Neutral shall choose between or among the proposed resolutions submitted by the Parties. The determination by the Neutral shall be final and binding upon the Parties. The cost of the arbitration (including fees of the AAA and the arbitrator) shall be borne by the Party whose proposed resolution was not chosen by the Neutral.

IN WITNESS WHEREOF, the Parties hereto have caused this Lease to be executed by their respective duly authorized officers, to be effective as of the day and year first above written.

ENOGEX INC.

By:	/S/ Danny P. Harris

Name:	Danny P. Harris

Title:	President

Date:	December 11, 2006

MIDCONTINENT EXPRESS PIPELINE LLC

By:	/S/ David J. Devine

Name:	David J. Devine

Title:	President

Date:	December 11, 2006

EXHIBIT A

To the Capacity Lease Agreement

between

Midcontinent Express Pipeline LLC

and

Enogex Inc.

Effective ____________

Point(s) of Receipt:

Description	Enogex Meter Number	Zone	Receipt Quantity (Dth/d)[1]
West Pool		W	[100,000 min; 300,000 max[2]; range to be replaced by a specified quantity to be confirmed after close of MEP open season]
[3] [Confidential information has been omitted and filed separately with the Securities and Exchange Commission.]		W	100,000
[4] [Confidential information has been omitted and filed separately with the Securities and Exchange Commission.]		W	[50,000 min; 200,000 max; range to be replaced by a specified quantity to be confirmed after close of MEP open season]
East Pool		E	[0 min; 100,000 max; range to be replaced by a specified quantity to be confirmed after close of MEP open season]

Point of Delivery:

Description	Enogex Meter Number	Delivery Quantity (Dth/d)
Bennington, OK	TBD	[250,000 min; 500,000 max; range to be replaced by a specified quantity to be confirmed after close of MEP open season]

_________________________

[1]	Plus Enogex System Fuel Gas and MEP Fuel.
[2]	Aggregate quantity of receipts from West Zone shall not exceed 400,000 Dth/d.
[3]

Specified quantity can be received from [Confidential information has been omitted and filed separately with the Securities and Exchange Commission.]; aggregate of all receipts from [Confidential information has been omitted and filed separately with the Securities and Exchange Commission.] and West Pool may not exceed the specified quantity.

[4]

Specified quantity can be received from either [Confidential information has been omitted and filed separately with the Securities and Exchange Commission.] or West Pool; aggregate of all receipts from [Confidential information has been omitted and filed separately with the Securities and Exchange Commission.] and West Pool may not exceed the specified quantity.

EXHIBIT B

To the Capacity Lease Agreement

between

Midcontinent Express Pipeline LLC

and

Enogex Inc.

Effective ____________

Lease Charges

Receipt Point/Zone	Lease Rate ($ per Dth demand) Primary Term-Yr 20	Lease Rate ($ per Dth demand) Yrs 20-25*	Lease Rate ($ per Dth demand) Yrs 25-30*	Lease Quantity (Dth)**
[Confidential information has been omitted and filed separately with the Securities and Exchange Commission.]	[Confidential information has been omitted and filed separately with the Securities and Exchange Commission.]	[Confidential information has been omitted and filed separately with the Securities and Exchange Commission.]	[Confidential information has been omitted and filed separately with the Securities and Exchange Commission.]	101,200
Other West	[Confidential information has been omitted and filed separately with the Securities and Exchange Commission.]	[Confidential information has been omitted and filed separately with the Securities and Exchange Commission.]	[Confidential information has been omitted and filed separately with the Securities and Exchange Commission.]	303,600
East Zone	[Confidential information has been omitted and filed separately with the Securities and Exchange Commission.]	[Confidential information has been omitted and filed separately with the Securities and Exchange Commission.]	[Confidential information has been omitted and filed separately with the Securities and Exchange Commission.]	101,200

Enogex System Fuel shall be collected in addition to the applicable Lease Rate.

*	Unless otherwise agreed by the Parties.
**

Initial MEP Fuel quantity is estimated to be 1.2%. This percentage may change from time to time in accordance with a consecutive 12 month fuel tracker MEP will have the right to file with the FERC, as to which MEP will give Enogex thirty (30) days’ prior notice. This Exhibit will be updated from time to time to reflect the then-applicable MEP Fuel quantity.